Exhibit 4.3

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN QUALIFIED FOR DISTRIBUTION UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION OR REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF MAY BE SOLD, DISTRIBUTED, OFFERED FOR SALE, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) IN CANADA, A RECEIPT FOR A FINAL PROSPECTUS QUALIFYING SUCH TRANSACTION HAS BEEN OBTAINED UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION OR A PROSPECTUS EXEMPTION QUALIFYING SUCH TRANSACTION IS AVAILABLE UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION, OR (B) IN THE UNITED STATES, THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT COVERING SUCH TRANSACTION, OR SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT.

THE COMPANY (AS DEFINED BELOW) IS NOT A “REPORTING ISSUER” AS SUCH TERM IS DEFINED UNDER APPLICABLE CANADIAN SECURITIES LAWS. THERE IS NO ASSURANCE THAT THE COMPANY WILL BECOME A “REPORTING ISSUER”. THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF WILL BE SUBJECT TO RESALE RESTRICTIONS UNDER APPLICABLE CANADIAN SECURITIES LAWS. UNLESS PERMITTED UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS WARRANT AND ANY SECURITIES ISSUABLE UPON EXERCISE HEREOF MUST NOT TRADE THE WARRANT OR SUCH SECURITIES BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (A) THE EFFECTIVE DATE (AS DEFINED BELOW) AND (B) THE DATE THE COMPANY BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

IN ADDITION, NO SALE, DISTRIBUTION, OFFER, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER TRANSFER OF THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF MAY BE MADE EXCEPT IN ACCORDANCE WITH THE TERMS AND CONDITIONS HEREIN, APPLICABLE SECURITIES LAWS AND, AS APPLICABLE, THE SECOND AMENDED AND RESTATED UNANIMOUS SHAREHOLDER AGREEMENT DATED SEPTEMBER 3, 2019 BETWEEN THE COMPANY AND ITS SHAREHOLDERS, AS SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME IN ACCORDANCE WITH ITS TERMS.

WARRANT AGREEMENT

To securities in the capital of

REPARE THERAPEUTICS INC.

Dated as of May 26, 2020 (the “Effective Date“)

WHEREAS, Repare Therapeutics Inc., a corporation incorporated pursuant to the Canada Business Corporations Act (the “Company”) desires to grant to BMS Strategic Portfolio Investments Holdings, Inc., a Delaware corporation (the “Warrantholder”), and the Warrantholder wishes to subscribe for, in consideration for a subscription price of US$15,000,000, the right to acquire common shares in the capital of the Company or preferred shares in the capital of the Company, as the case may be, pursuant to and in accordance with the terms of this Warrant Agreement (this “Agreement” or “Warrant”);

NOW, THEREFORE, in consideration of the subscription price of US$15,000,000, the receipt of which is hereby acknowledged by the Company, and in consideration of the mutual covenants and agreements contained herein, the Company and the Warrantholder agree as follows:

SECTION 1	DEFINED TERMS

In this Agreement,

“Affiliates” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. As used in this definition, “control”, “controlled by” and “under common control with” means possession, directly or indirectly, of power to direct or cause the direction of management or policies of such Person (whether through ownership of securities or other partnership or ownership interests, as trustee, personal representative or executive or by contract, credit agreement or otherwise), provided that in any event, any Person which owns directly, indirectly or beneficially 50% or more of the securities having voting power for the election of directors or other governing body of a corporation or 50% or more of the partnership interests or other ownership interests of any other Person will be deemed to control such Person;

“Agreement” has the meaning ascribed thereto in the recitals;

“Articles of Incorporation” means the articles of incorporation of the Company, as amended and restated from time to time;

“A&R Registration Rights Agreement” has the meaning ascribed thereto in Section 7.7;

“Cap Price” has the meaning ascribed thereto in Section 3.2(i);

“Change of Control” means any sale, exchange, merger, amalgamation, consolidation, reorganization, arrangement, business combination, conveyance or similar transaction or other disposition of securities of the Company (other than through the issuance of equity securities by the Company as part of a financing transaction), in a transaction or series of related transactions after giving effect to which more than 50% of the voting power of shareholders of the Company is held by shareholders of the Company who were not voting shareholders (or Affiliates thereof) immediately prior to the first of such transactions;

“Class C Preferred Shares” means class C convertible preferred shares in the capital of the Company which, once created upon the filing by the Company of amended and restated Articles of Incorporation prior to their issuance to the Warrantholder in accordance with the terms hereof, will have attached thereto the rights, privileges, restrictions and conditions as described in the form of amended and restated Articles of Incorporation attached as Schedule A hereto;

“Common Shares” means the common shares in the capital of the Company;

“Company” means Repare Therapeutics Inc., a corporation incorporated pursuant to the Canada Business Corporations Act;

“Effective Date” has the meaning ascribed thereto in the recitals;

“Financing Shares” has the meaning ascribed thereto in Section 2.6;

“Fully Diluted Shares” has the meaning ascribed thereto in Section 3.2(ii);

“IPO” means the sale of the Common Shares in the United States to the public through a firm commitment underwritten initial public offering pursuant to a registration statement on Form S-1 filed under the U.S. Securities Act;

“Issuance Deadline” has the meaning ascribed thereto in Section 2.4;

“Liquidation Event” means the liquidation, dissolution or winding-up of the affairs of the Company or, unless waived by the Requisite Majority Preferred Shareholders in accordance with the Articles of Incorporation, a Sale of the Company;

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative;

“Preferred Shares” means the Class A convertible preferred shares in the capital of the Company, the Class B convertible preferred shares in the capital of the Company, and, if Class C Preferred Shares are issued and outstanding at the relevant time, the Class C Preferred Shares;

“Qualified Financing” means an equity financing transaction involving the sale and issuance of the Company’s preferred shares in the capital of the Company that results in gross proceeds to the Company of not less than US$50,000,000 (for clarity, before deduction of transaction expenses) and where at least 50% of the number of such preferred shares are issued to investors who are not (and whose Affiliates are not) shareholders of the Company prior to such transaction, provided, however, that any securities issued in connection with an acquisition of any business or assets, mergers, licenses, strategic partnerships or corporate partnering or collaboration agreements or similar transactions shall be excluded from the calculation when determining whether the foregoing 50% threshold has been met.

“Requisite Majority Preferred Shareholders” means the shareholders of record of the Company holding at least 70% of the issued and outstanding Preferred Shares at any relevant time;

“Sale of the Company” means any Change of Control or a sale, lease, exclusive license, transfer or other disposition of all or substantially all of the assets or intellectual property of the Company and its respective subsidiaries, taken as a whole (except to an Affiliate);

“Shareholders” means the shareholders of record of the Company at any relevant time;

“Shareholders Agreement” means the second amended and restated unanimous shareholders agreement of the Company dated September 3, 2019 entered into among the Company and its Shareholders;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“Warrant Exercise Trigger Event” has the meaning ascribed thereto in Section 2.1;

“Warrant” has the meaning ascribed thereto in the recitals;

“Warrantholder” has the meaning ascribed thereto in the recitals; and

“Warrant Shares” means (i) if this Warrant is exercised pursuant to Section 2.1(i), Common Shares, (ii) if this Warrant is exercised pursuant to Sections 2.6, the Financing Shares, and (iii) if this Warrant is exercised in connection with any Warrant Exercise Trigger Event other than those set forth in Section 2.1(i), Class C Preferred Shares.

SECTION 2	AUTOMATIC AND OPTIONAL EXERCISE

2.1 Subject to the remaining provisions of this Section 2, this Warrant shall be automatically exercised (which exercise will be in whole and not in part) upon the earliest of:

(i)	immediately prior to, but subject to, the closing of an IPO;

(ii)	December 31, 2020;

(iii)	the day on which the Company delivers to the Warrantholder a written notice to the effect that the Company is no longer pursuing an IPO; and

(iv)	immediately prior to the consummation of a Liquidation Event.

(each such event described in subclauses (i) through (iv) above, a “Warrant Exercise Trigger Event”).

2.2 In the case of a Warrant Exercise Trigger Event referred to in subclause (i) or (iv) above, the Company shall give the Warrantholder reasonable prior written notice of the anticipated closing or completion of such Warrant Exercise Trigger Event, as is reasonably practicable under the circumstances of such transaction but no later than five (5) days prior to the completion of such Warrant Trigger Event.

2.3 Subject to the remaining provisions of this Section 2, this Warrant shall be automatically exercised (which exercise will be in whole and not in part) upon the occurrence of a Warrant Exercise Trigger Event, without the Warrantholder being required to deliver to the Company a notice of exercise and without the need of the Warrantholder to pay any exercise price or further amount. For the avoidance of doubt, this Warrant may only be exercised upon a Warrant Exercise Trigger Event, and is not subject to any discretionary, voluntary or forced exercise by the Warrant Holder or the Company under any other circumstance. In the case of a Warrant Exercise Trigger Event referred to in subclause (ii) or (iii) above, the Company and the Warrantholder shall execute and deliver a subscription or stock purchase agreement pursuant to which the Company will issue the Warrant Shares to the Warrantholder and, in connection therewith, will provide representations and warranties for the benefit of the Warrantholder substantially similar in scope to those representations and warranties set forth in that certain Class B Share Subscription Agreement, dated August 27, 2019, by and among the Company and the purchasers of Preferred Shares party thereto, provided that such representations and warranties shall be updated by the Company to reflect the changes to the Company’s capitalization, business and other matters since August 27, 2019.

2.4 Promptly upon the occurrence of a Warrant Exercise Trigger Event, and in no event later than twelve (12) days thereafter (the “Issuance Deadline”), the Company shall, unless otherwise provided for herein or as may be mutually agreed to between the Company and the Warrantholder, take such actions as are required to issue the Warrant Shares, including obtaining the requisite approval of the Company’s shareholders to file, and filing, amended and restated Articles of Incorporation in the form attached as Schedule A hereto, and immediately thereafter, shall either (i) issue to the Warrantholder a certificate for the number of Warrant Shares acquired or (ii) cause the Company’s share register to reflect the issuance through book-entry or otherwise of the Warrant Shares in the name of the Warrantholder. The Warrantholder will for all purposes be deemed to have become the holder of record of the Warrant Shares at the time and on the date on which the Warrant Exercise Trigger Event occurred, irrespective of the date of delivery (if any) of the certificate representing the Warrant Shares, and the Warrantholder shall be treated for all purposes as the holder of the Warrant Shares as of such Warrant Exercise Trigger Event. If the Company shall fail to fully perform all of its obligations under this Section 2.4 on or before the Issuance Deadline, interest shall accrue at a rate of 5% per annum on the Warrant subscription price of US$15,000,000 commencing on the Issuance Deadline, which interest shall be paid quarterly in cash to the Warrantholder, with any accrued but unpaid interest converting into Warrant Shares at the same price per Warrant Share at which the Warrant subscription price of US$15,000,000 is converted concurrently with the Company’s issuance of the Warrant Shares to the Warrantholder.

2.5 Notwithstanding anything to the contrary set forth in this Section 2, if this Warrant is automatically exercised in connection with the completion of a Liquidation Event, the Warrant Holder shall receive, in lieu of the Class C Preferred Shares it would be entitled to upon exercise of this Warrant, an amount in cash equal to the amount in cash or other consideration that would have been payable to the Warrantholder in respect of such Class C Preferred Shares (including any contingent cash payments payable following the closing of such Liquidation Event) pursuant to the rights, privileges, restrictions and conditions attached to the Class C Preferred Shares as described in the form of amended and restated Articles of Incorporation attached as Schedule A hereto as if the Warrantholder was the holder of the Class C Preferred Shares immediately prior to the completion of the Liquidation Event and as if such Liquidation Event were a “Liquidation Event” under such amended and restated Articles of Incorporation; provided, however, that for greater clarity, the Warrantholder shall be delivered the cash or other consideration that would have been payable to the Warrantholder in respect of Common Shares in connection with the Liquidation Event, if (i) the Warrantholder would obtain a higher consideration value if it had voluntarily exercised its Class C Conversion Privilege than it otherwise would be entitled to if it did not convert its Class C Preferred Shares, or (ii) there is a “Forced Conversion Event” as defined in the Articles of Incorporation prior to such Liquidation Event.

2.6 Notwithstanding anything to the contrary set forth in this Section 2, if prior to the occurrence of a Warrant Exercise Trigger Event, the Company contemplates completing a Qualified Financing, (i) the Company shall give the Warrantholder reasonable prior written notice of the anticipated closing of such Qualified Financing, (ii) the Warrantholder may elect, by delivery of written notice to the Company within five (5) days following the Warrantholder’s receipt of such notice, to exercise this Warrant for a number of shares of the same class and series of preferred shares issued by the Company to investors participating in such Qualified Financing (the “Financing Shares”) equal to the quotient of the Warrant subscription price of US$15,000,000 divided by the Cap Price (as defined below), and (iii) in connection with such exercise, the Warrantholder shall become party to all agreements relating to the purchase and sale of the Financing Shares, including a subscription or stock purchase agreement as well as any other stockholder agreements as are executed and delivered by all other investors participating in such Qualified Financing, and will receive the benefit of any representations, warranties and covenants of the Company to the same extent as all other investors participating in such Qualified Financing.

SECTION 3	NUMBER AND CLASS OF WARRANT SHARES

3.1 For the consideration of the subscription price of US$15,000,000, the receipt of which is hereby acknowledged by the Company, subject to Section 2.6, upon the occurrence of a Warrant Exercise Trigger Event, this Warrant shall be automatically exercised for the number and class of Warrant Shares set forth below:

(i)

if the exercise of the Warrant is pursuant to Section 2.1(i), the Warrantholder shall be entitled to an aggregate number of fully paid and non-assessable Common Shares equal to the quotient derived by dividing (A) the Warrant subscription price of US$15,000,000 by (B) the initial “Price to Public” per Common Share specified in the final prospectus with respect to the IPO; or

(ii)

if the exercise of the Warrant is in connection with any Warrant Exercise Trigger Event other than that set forth in Section 2.1(i), then subject to Section 2.5, the Warrantholder shall be entitled to an aggregate number of fully paid and non-assessable Class C Preferred Shares equal to the quotient derived by dividing (A) the Warrant subscription price of US$15,000,000 by (B) the Cap Price (as defined below).

3.2 For purposes of this Warrant:

(i)	“Cap Price” means the price per share equal to the quotient of (A) US$375,000,000 divided by (B) the number of Fully Diluted Shares as of immediately prior to the exercise of this Warrant.

(ii)

“Fully Diluted Shares” means, at any given time, the aggregate sum of (A) the number of Common Share then outstanding, plus (B) the number of Common Shares issuable upon the exercise or conversion of any options (whether vested or unvested), warrants (whether vested or unvested), preferred shares or other convertible securities of the Company (other than this Warrant) then outstanding, plus (C) the number of Common Shares then reserved for future issuance under the Company’s equity incentive plans or similar arrangements, provided that the number of Fully Diluted Shares will take into account the impact of any in-the-money convertible security or share award under the Company’s equity incentive plans or similar arrangements, as calculated by the treasury stock method.

3.3 If this Warrant is exercised pursuant to Section 2.1(i), the parties hereto will thereafter work collaboratively and in good faith on a commercially reasonable basis in order to put into place an effective limit on the Warrantholder’s voting rights as they pertain to the Warrant Shares and any other shares in the capital of the Company issued by the Company to the Warrantholder and its Affiliates (excluding, for greater certainty, any shares purchased by Warrantholder and/or its Affiliates on the open market following the consummation of the IPO), such that the aggregate number of votes that may be exercised by the Warrantholder and its Affiliates in respect of such shares in the capital of the Company at any time shall not exceed 19.99% of the aggregate voting power of all outstanding shares in the capital of the Company, the whole subject to and in accordance with applicable securities laws and stock exchange rules.

SECTION 4	NO FRACTIONAL SHARES

No fractional Warrant Shares shall be issued upon the exercise of this Warrant, and the number of Warrant Shares issued upon the automatic exercise of the Warrant shall be rounded down to the nearest whole Warrant Share.

SECTION 5	NO RIGHTS AS SHAREHOLDER

This Agreement does not entitle, and nothing in this Warrant shall be construed as conferring upon, the Warrantholder or any other Person the right to vote or consent or to receive notice as a shareholder in respect of meetings of shareholders for any matters or any rights whatsoever as a shareholder of the Company prior to the time that this Warrant is automatically exercised as described above.

SECTION 6	ADJUSTMENT OF RIGHTS

6.1 Adjustment and Antidilution Rights. Adjustment rights applicable to the Class C Preferred Shares that may be acquired hereunder are set forth in sections 4.3.5 (Adjustment for Stock Splits and Combinations), 4.3.6 (Adjustment for Certain Dividends and Distributions), 4.3.7 (Adjustment for Reclassification, Exchange, or Substitution) and 4.3.8 (Adjustment for Merger or Reorganization, etc.) of the form of amended and restated Articles of Incorporation attached as Schedule A hereto and shall be applicable with respect to the Class C Preferred Shares underlying this Warrant as if such amended and restated Articles of Incorporation were in force as of the Effective Date and as if the Warrantholder held the Class C Preferred Shares underlying this Warrant as of the Effective Date. In addition, antidilution rights applicable to the Class C Preferred Shares that may be acquired hereunder are as set forth in section 4.3.9 of the form of amended and restated Articles of Incorporation attached as Schedule A hereto and shall be applicable with respect to the Class C Preferred Shares underlying this Warrant as if such amended and restated Articles of Incorporation were in force as of the Effective Date and as if the Warrantholder held the Class C Preferred Shares underlying this Warrant as of the Effective Date.

6.2 Certificate of Adjustment. From an after the Effective Date until the occurrence of a Warrant Exercise Trigger Event, in each case of an adjustment or readjustment is required to be made pursuant to Section 6.1, the Company shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver to the Warrantholder at the address set forth in Section 10.6. The certificate shall set forth such adjustment or readjustment showing in reasonable detail the facts upon which such adjustment or readjustment is based

SECTION 7	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company represents and warrants to the Warrantholder and acknowledges that the Warrantholder is relying upon the following representations and warranties in connection with the entering into of this Agreement:

7.1 Due Authority. The execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the Common Shares or the Class C Preferred Shares that may be issued upon exercise of this Warrant, as the case may be, have been duly authorized by all necessary corporate action on the part of the Company; provided, however, that the creation of the Class C Preferred Shares remains subject to the formalities outlined in Section 7.6 below. This Agreement: (i) does not violate the Articles of Incorporation, the Company’s current bylaws or the Shareholders Agreement; (ii) does not contravene any law or governmental, regulation or order applicable to it; and (iii) does not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms. The Company has made available to the Warrantholder true, correct and complete copies of its Articles of Incorporation, bylaws and Shareholders Agreement.

7.2 Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, provincial, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Agreement, except, if applicable for the filing of notices with the SEC pursuant to Regulation D under the U.S. Securities Act and any filing required by applicable U.S. state securities law, which filings will be effective by the time required thereby.

7.3 Authorized Share Capital. The authorized share capital of the Company consists of (A) an unlimited number of Common Shares, of which 10,657,916 Common Shares are issued and outstanding, (B) an unlimited number of Class A Preferred Shares, of which 67,228,395 Class A Preferred Shares are issued and outstanding and are convertible into Common Shares as set forth in the Articles of Incorporation, and (C) an unlimited number of Class B Preferred Shares, of which 63,458,580 Class B Preferred Shares are issued and outstanding and are convertible into Common Shares as set forth in the Articles of Incorporation. Other than pursuant to the Company’s incentive stock option plan, there are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares in the capital of the Company or other securities of the Company.

7.4 Valid Issuance. The Common Shares or the Class C Preferred Shares that may be issued upon exercise of this Warrant, and, if applicable, the issuance of the Common Shares upon conversion of the Series C Preferred Shares underlying this Warrant, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and will be free of any liens and encumbrances of any nature whatsoever; provided, that the Warrant Shares issuable pursuant to this Agreement may be subject to restrictions on transfer under Canadian securities laws or under U.S. state and/or federal securities laws.

7.5 Exempt Transaction. Subject to the accuracy of the Warrantholder’s representations in Section 8, as of the date of this Agreement and as of the date of exercise of this Warrant, the issuance of the Common Shares or the Class C Preferred Shares that may be issued hereunder upon exercise of this Warrant, and, if applicable, the issuance of the Common Shares upon conversion of the Series C Preferred Shares underlying this Warrant, will each constitute a transaction exempt from (i) the registration requirements of Section 5 of the U.S. Securities Act, in reliance upon Section 4(a)(2) thereof, (ii) the qualification requirements of the applicable U.S. state securities laws, and (iii) the requirement to file a prospectus with any securities regulatory authority in any province or territory of Canada.

7.6 Shareholder Approval.

(i)	Requisite Majority Preferred Shareholders. The Requisite Majority Preferred Shareholders:

(A) have deemed that this Warrant, the Common Shares or the Class C Preferred Shares that may be issued upon exercise of this Warrant and the Common Shares underlying the Class C Preferred Shares that may be issued hereunder, each shall be Excluded Securities as defined in the Articles of Incorporation and, therefore, this Warrant and the securities to be issued hereunder are not subject to the pre-emptive rights in the Shareholders Agreement;

(B) have consented to the filing by the Company of amended and restated Articles of Incorporation in the form attached as Schedule A hereto in order to create and authorize, if and when required in accordance with the terms of this Warrant, the Class C Preferred Shares;

(C) have consented to the amendments to (i) the Shareholders Agreement reflected in the form of the third amended and restated unanimous shareholders agreement of the Company attached as Schedule B hereto and (ii) the A&R Registration Rights Agreement reflected in the form of the second amended and restated registration rights agreement of the Company attached as Schedule C hereto; and

(D) have undertaken to take all steps necessary and to execute such other documents and agreements to give effect to the matters set out above and the issuance of the Common Shares or the Class C Preferred Shares that may be issued upon exercise of this Warrant, including without limitation (i) to execute a written resolution of the Company’s shareholders approving the filing by the Company of amended and restated Articles of Incorporation in the form attached as Schedule A hereto in order to create and authorize, if and when required in accordance with the terms of this Warrant, the Class C Preferred Shares; and (ii) to the extent necessary, to attend and vote at a meeting of the Company’s shareholders in favour of the approval thereof.

(ii)

Meeting or Resolution in lieu of Meeting. The Company shall, as soon as is reasonably practicable, and in any event on or before the earlier to occur of a Warrant Exercise Trigger Event or July 31, 2020:

(A) submit to its Shareholders a written resolution, for execution in lieu of a meeting, authorizing the Company to file amended and restated Articles of Incorporation in the form attached as Schedule A hereto in order to create and authorize, if and when required in accordance with the terms of this Warrant, the Class C Preferred Shares; and

(B) if the Company is not able to obtain the written resolution in lieu of a meeting in accordance with applicable corporate law, conduct a meeting of all of its Shareholders in accordance with the Articles of Incorporation, the Company’s by-laws and the Shareholders Agreement for the approval of a resolution authorizing the Company to file amended and restated Articles of Incorporation in the form attached as Schedule A hereto.

(iii)

Form of Amended and Restated Shareholders Agreement and Registration Rights Agreement. As of the date hereof, the Requisite Majority Preferred Shareholders have consented to the amendments to (A) the Shareholders Agreement reflected in the form of the third amended and restated unanimous shareholders agreement of the Company attached as Schedule B hereto, and (B) the A&R Registration Rights Agreement (as defined below) reflected in the form of the second amended and restated registration rights agreement of the Company attached as Schedule C hereto.

7.7 Registration Rights. The Company agrees that the Warrantholder shall have the registration rights and be subject to the terms pursuant to and as set forth in the amended and restated registration rights agreement dated September 3, 2019 among the Company and the Investors (as such term is defined therein) (the “A&R Registration Rights Agreement”) with respect to the Common Shares or the Class C Preferred Shares that may be issued upon exercise of this Warrant once such Warrant Shares are so issued, provided that the Warrantholder has executed the second amended and restated registration rights agreement attached as Schedule C hereto.

SECTION 8	REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER

The Warrantholder represents and warrants to the Company and acknowledges that the Company is relying upon the following representations and warranties in connection with the entering into of this Agreement:

8.1 Investment Purpose. This Warrant and the securities to be acquired upon exercise of this Warrant by the Warrantholder are being acquired for investment purposes for the Warrantholder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of applicable securities laws, except as may be permitted under applicable securities laws. The Warrantholder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Warrant Shares.

8.2 Private Issue. The Warrantholder understands (i) that the Warrant Shares issuable upon exercise of this Agreement are not qualified pursuant to a prospectus filed with any securities regulatory authority in Canada or registered under the U.S. Securities Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Agreement will be exempt from the registration and qualifications requirements thereof and from the requirement to file a prospectus under Canadian securities laws, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 8.

8.3 Financial Risk. The Warrantholder understands that the purchase of this Warrant and its underlying securities involves substantial risk. The Warrantholder has experience as an investor in securities of companies in the development stage and acknowledges that it can bear the economic risk of such Warrantholder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and has a preexisting business relationship with the Company of a nature and duration that enables the Warrantholder to be aware of the character, business acumen and financial circumstances of the Company.

8.4 Risk of No Registration. The Warrantholder understands that if (i) the Company does not register with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (the “1934 Act”), (ii) the Company does not file reports pursuant to Section 15(d) of the 1934 Act, (iii) a registration statement covering the securities under the Act is not in effect or (iv) the Company has not been a reporting issuer in any province or territory of Canada for at least four months and a day, in each case when it desires to sell the Warrant Shares, it may be required to hold such securities for an indefinite period. The Warrantholder also understands that any sale of Warrant Shares issued or issuable hereunder which might be made by it in reliance upon a prospectus exemption contained in Regulation 45-106 respecting Prospectus and Registration Exemptions (Quebec) or under Rule 144 under the U.S. Securities Act may be made only in accordance with the terms and conditions of that that regulation or rule. The Warrantholder understands that Warrant Shares issued hereunder will have a legend describing applicable transfer restrictions.

8.5 No Public Market. The Warrantholder acknowledges that no public market presently exists for any securities of the Company, and there can be no assurance that any such market will be created.

8.6 No General Solicitation. The Warrantholder is not acquiring this Warrant as a result of any “general solicitation” or “general advertising” within the meaning of SEC Rule 502 of Regulation D, as presently in effect.

8.7 Accredited Investor and Permitted Client. The Warrantholder is (i) an “accredited investor” within the meaning of the Securities Act (Quebec) and Regulation 45-106 respecting Prospectus and Registration Exemptions (Quebec) and of Rule 501 of Regulation D under the U.S. Securities Act, as presently in effect, and (ii) a “permitted client” within the meaning of National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations, and is purchasing the Warrant pursuant to an exemption from the prospectus requirements of applicable securities laws.

8.8 Lock-Up. The Warrantholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days): (a) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Warrant Shares held immediately prior to the effectiveness of the registration statement for the IPO; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Warrant Shares, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Shares (as such term is defined in the Shareholders Agreement) or other securities, in cash or otherwise. The Warrantholder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 8.8 or that are necessary to give further effect thereto. For greater clarity, this Section 8.8 shall apply even if the Company’s IPO occurs after December 31, 2020.

SECTION 9	TRANSFERS

Except as contemplated herein, no sale, distribution, assignment, offer, pledge, hypothecation or other transfer of this Warrant may be made by the Warrantholder without the prior written approval of the Company (such approval not be unreasonably withheld, conditioned or delayed); provided, that, this Warrant may be transferred by the Warrantholder, in whole (but not in part), to any Affiliate of the Warrantholder (such Affiliate, for as long as it is an Affiliate of the Warrantholder, a “Permitted Transferee”) without the prior written approval of the Company. Subject to compliance to the reasonable satisfaction of the Company with the conditions contained herein and applicable securities legislation, upon surrender of this Warrant properly endorsed or accompanied by written instructions of transfer attached as Schedule D hereto, the Company will issue a new Warrant to the Permitted Transferee reflecting the transfer from the Warrantholder of this Warrant in substantially identical form to this Warrant. A Permitted Transferee shall remain an Affiliate of the Warrantholder for as long as it holds a Warrant reflecting the right to acquire Warrant Shares. The terms and conditions of this Warrant will inure to the benefit of, and be binding on, the respective successors and permitted assigns of the Company and the Warrantholder, respectively.

SECTION 10	MISCELLANEOUS

10.1 Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable. The Company expressly agrees that it shall not oppose an application by the Warrantholder or any other Person entitled to the benefit of this Agreement requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Agreement.

10.2 No Impairment of Rights. The Company will not, by amendment of the Articles of Incorporation or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Warrantholder against impairment.

10.3 Attorneys’ Fees. The prevailing party in any action to enforce, construe, interpret or otherwise arising in relation to this Agreement, shall be entitled to an award of its reasonable attorneys’ fees and costs incurred as a result of the action and any appeals therefrom.

10.4 Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

10.5 Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, shall be sent by personal delivery, courier or electronic mail, and shall be addressed to the party to be notified as follows:

(i)	If to Warrantholder:

Bristol-Myers Squibb Company

430 E. 29th Street, 14th Floor

New York, NY 10016

Attention: General Counsel

with a copy to (which shall not constitute notice):

Bristol-Myers Squibb Company

Route 206 & Province Line Road

Princeton, NJ 08543-4000

Attn: Andrew Fedder, Esq.

and

Covington & Burling LLP

620 Eighth Avenue

New York, NY 10018-1405

Attn: Andrew Ment, Esq.

(ii)	If to the Company:

Repare Therapeutics Inc.

100-7210 Rue Frederick-Banting

Saint-Laurent, Québec H4S 2A1

Attention: Kim Seth

with a copy to (which shall not constitute notice):

Stikeman Elliott LLP

1155 René-Lévesque Blvd. West, #4100

Montreal, Québec H3B 3V2

Attention: Sidney Horn / Robert Carelli / Jeremy Sculnick

Any such notice, demand, request, consent, approval, declaration, service of process or other communication notice is deemed to be given and received (i) if sent by personal delivery or courier, on the date of delivery if it is a business day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next business day, or (ii) if sent by email, upon receipt by sender of confirmation of receipt by the recipient, which confirmation shall be promptly by recipient if so requested by sender in the applicable notice or in a subsequent communication. A party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice, direction or other communication must be sent to the party at its changed address. Any element of a party’s address that is not specifically changed in a notice will be assumed not to be changed.

10.6 Entire Agreement: Amendments. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereto and supersedes and replaces in their entirety any prior proposals, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof. None of the terms of this Agreement may be amended except by an instrument executed by each of the parties hereto.

10.7 Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

10.8 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.9 No Waiver. No omission or delay by the Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Company at any time designated, shall be a waiver of any such right or remedy to which the Warrantholder is entitled, nor shall it in any way affect the right of the Warrantholder to enforce such provisions thereafter.

10.10 Survival. All agreements, representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

10.11 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein.

10.12 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:	REPARE THERAPEUTICS INC.

	By:	/s/ Lloyd Segal
		Name:	Lloyd Segal
		Title	President and CEO

WARRANTHOLDER:	BMS STRATEGIC PORTFOLIO INVESTMENTS HOLDINGS, INC.

	By:	/s/ Rupert Vessey
		Name:	Rupert Vessey
		Title:	EVP

[Signature Page – Warrant Agreement]

SCHEDULE A

FORM OF AMENDED AND RESTATED ARTICLES OF INCORPORATION

[See attached.]

SCHEDULE B

FORM OF THIRD AMENDED AND RESTATED UNANIMOUS SHAREHOLDERS AGREEMENT

[See attached.]

SCHEDULE C

FORM OF SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

[See attached.]

SCHEDULE D

TRANSFER NOTICE

(To transfer or assign the foregoing Agreement execute this form and supply required information. Do not use this form in connection with the exercise of the foregoing Agreement.)

FOR VALUE RECEIVED, the foregoing Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:

Holders’s Signature

Holder’s Address

Signature Guaranteed:

NOTE; The signature to this Transfer Notice must correspond with the name as it appears on the face of the Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Agreement.